Exhibit 10.13

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this Agreement) is made as of October 9, 2018, by and between KLX Energy Services Holdings, Inc., a Delaware corporation (the Company), and Heather Floyd (the Executive). This Agreement shall become effective as of the Effective Date (as defined below).

RECITALS

WHEREAS, on April 30, 2018, KLX Inc., a Delaware corporation (KLX), The Boeing Company, a Delaware corporation (Parent), and Kelly Merger Sub, Inc., a wholly-owned subsidiary of Parent (Merger Sub) entered into that certain Agreement and Plan of Merger (the Merger Agreement), pursuant to which Merger Sub will merge with and into KLX, with KLX surviving as a wholly-owned subsidiary of Parent (the Merger);

WHEREAS, prior to the consummation of the Merger, KLX will transfer its Energy Services Group business to the Company, followed by a pro rata distribution of common stock representing 100% of the equity interests of KLX Energy Services to KLX stockholders as of the record date of such distribution (the Spin-Off);

WHEREAS, after the Spin-Off is completed, the Company will be a separate, publicly held entity that will own and operate the Energy Services Group business;

WHEREAS, on August 24, 2015, KLX and the Executive entered into that certain Employment Agreement (the Prior Employment Agreement), pursuant to which, KLX employed the Executive on a full-time basis;

WHEREAS, the Executive, having provided services to KLX since August 24, 2015, has agreed to commence providing services to the Company as of October 9, 2018 (the Effective Date), and the Company wishes to procure such services.

WHEREAS, the Company has determined that it is in the best interests of the Company that the Executive become the Vice President — Finance and Corporate Controller of the Company as of the Effective Date;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Executive and the Company are entering into the KLX Energy Services Holdings, Inc. 2018 Proprietary Rights Agreement, (the 2018 Proprietary Rights Agreement), attached hereto as Exhibit A, and hereby incorporated by reference; and

WHEREAS, by virtue of the Executive’s position with the Company, the Executive will have regular access to and use of the Company’s confidential information and trade secrets, and the Company has a legitimate interest in protecting its confidential information and trade secrets by prohibiting the Executive from assisting, whether directly or indirectly, a competitor or competing with the Company for a reasonable period after the termination of the Executive’s employment.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.	Employment. Subject to Section 4 of this Agreement, the Company shall employ the Executive as its Vice President — Finance and Corporate Controller, and the Executive shall perform services for and continue in the employment of the Company commencing on the Effective Date until the third anniversary of the Effective Date, and the Executive’s employment hereunder shall automatically be extended on the first anniversary date of the Effective Date and on each subsequent anniversary of the Effective Date for additional one (1) year periods until either the Company or the Executive gives the other party at least thirty (30) days’ written notice prior to the anniversary of the Effective Date of any such year of its or her desire to not renew the then current term of this Agreement, unless the Executive’s employment is terminated earlier pursuant to this Agreement as hereinafter set forth. For purposes of this Agreement, the term “Employment Period” shall mean the initial three (3) year period and all extensions thereof, if any, as aforesaid, provided that the Executive continues to be employed by the Company.

2.	Position and Duties. The Executive shall serve the Company in the capacity of Vice President — Finance and Corporate Controller and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity as may from time to time be prescribed by, the Chief Financial Officer of the Company, or his designee. The Executive shall perform and discharge, faithfully, diligently and to the best of her ability, such powers, duties and responsibilities. The Executive shall devote all of her working time and efforts to the business and affairs of the Company.

3.	Compensation.

(a)      Salary. During the Employment Period, the Executive shall receive a salary (the Salary) payable at the rate of Two Hundred Ninety-Six Thousand, One Hundred Twelve Dollars ($296,112) per annum. The Salary may be adjusted from time to time by the compensation committee of the Company’s board of directors (the Compensation Committee), provided, however, that it shall at no time be adjusted below the Salary then in effect. The Salary shall be paid biweekly or in accordance with the Company’s then current payroll practices, less all required deductions. The Salary shall be pro-rated for any period of service less than a full year.

(b)      Incentive Bonus. During the Employment Period, the Executive may receive an incentive target bonus for each fiscal year or portion thereof during which the Executive has been employed hereunder as determined by the Compensation Committee at the end of the applicable fiscal year, with the target annual incentive opportunity to be no less than sixty percent (60%) of the Executive’s then current Salary (the Target Bonus), in accordance with the Company’s executive bonus plan then in effect. The incentive bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which it is earned.

(c)      Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by her on behalf of the Company in accordance with the Company’s then current policies.

(d)      Benefits. During the Employment Period, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, deferred compensation, and other employee benefit plans, programs or arrangements made generally available by the Company to its executives, subject to and on a basis consistent with the terns, conditions and overall administration of such plans and arrangements in effect from time to time. In accordance with the Company’s policies in effect from time to time, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Period as well as all paid holidays given by the Company to its executives.

(e)      Automobile. During the Employment Period, the Executive shall receive an automobile allowance of $1,100 per month, payable in accordance with Company policy as established from time to time, but in no event later than March 15th of the year following the year in which it shall accrue.

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(f)       Equity Awards.

(i)                 During the Employment Period, the Executive shall be eligible to participate in the Company’s Long-Term Incentive Plan (the LTIP) (or any successor plan) on the terms set forth by the Compensation Committee in its sole discretion, which program(s) may include restricted stock awards or units (Equity Awards). The targeted grant date fair value of the annual Equity Awards shall be one hundred percent (100%) of the Executive’s then current Salary (determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, or any successor promulgation). The actual grant date fair value of any Equity Award will be determined by the Compensation Committee based on its assessment of the Executive’s performance and may be more or less than the target amount. The Equity Awards shall be granted pursuant to the terms of the LTIP and an award agreement to be entered into between the Company and the Executive.

(ii)               Notwithstanding any provision in the applicable award documents, the Executive’s time-vested Equity Awards shall, subject to applicable law, accelerate and become immediately vested and unrestricted and, as applicable, become immediately exercisable and remain exercisable through the remainder of their term following the occurrence of any of the following events: (A) the termination of the Executive’s employment without Cause or for Good Reason pursuant to Section 4(e), (B) the Executive’s termination due to Incapacity pursuant to Section 4(c), or “Disability” (as defined in the LTIP) (C) the Executive’s death, or (D) upon a Change of Control (as defined in Section 4(f), below). Nothing in this Section 3(f)(ii) shall alter the terms of any Equity Awards subject to performance-based vesting.

4.	Termination and Compensation Thereon.

(a)      Termination Date. Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason. The term “Termination Date” shall mean the date upon which the Executive’s employment is terminated (i) by her death, (ii) by her Incapacity (as defined in Section 4(c)), (iii) otherwise in accordance with this Agreement, (iv) upon the occurrence of a Change of Control in accordance with Section 4(f), or (v) for any other reason the Executive incurs a Separation from Service (as defined in Section 12(c)).

(b)      Death. The Executive’s employment shall terminate upon her death. In such event, the Company shall, within thirty (30) days following the date of death, pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to the Executive’s estate, a lump-sum amount equal to the sum of (A) a prorated portion of 60% of the Executive’s then current Salary, with the prorated amount to be determined based on the number of days that the Executive was employed by the Company in the year during which the Termination Date occurs, (B) the Executive’s Salary for the remainder of the Employment Period, and (C) two (2) times the Executive’s Target Bonus, in the case of each of clauses (B) and (C) at the rates in effect as of the Termination Date (the lump sum amount determined in accordance with this Section 4(b), the Termination Amount).

(c)      Incapacity. If, in the reasonable judgment of the Company’s Chief Financial Officer, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from her full-time duties as described in this Agreement for the entire period of six (6) consecutive months (Incapacity), the Executive’s employment shall terminate at the end of the six (6)-month period. In such event, upon the Termination Date, the Company shall pay to the Executive a lump sum payment equal to the Termination Amount. The lump sum payment shall be made on the sixtieth (60th) day following the

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Termination Date, provided that prior to the payment date the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(c) or 4(g) of this Agreement. Any dispute between the Company’s Chief Financial Officer and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Chief Financial Officer and the Executive, whose decision shall be limited to a determination of whether the Company’s Chief Financial Officer had exercised reasonable judgment in making a determination of the Executive’s Incapacity and shall be binding on all parties, without any right to appeal.

(d)      Termination by the Company for Cause; Resignation by the Executive without Good Reason.

(i)                 If the Executive’s employment is terminated by the Company for Cause or the Executive resigns her employment for any reason (other than for Good Reason, as defined below), the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

(ii)               For purposes of this Agreement, “Cause” shall mean (A) the Executive’s material failure, refusal or neglect to perform and discharge her powers, duties and responsibilities hereunder (including duties prescribed by the Chief Financial Officer pursuant to Section 2), other material breach of the terms hereof, or breach of any fiduciary duties she may have because of any position she holds with the Company or any subsidiary or affiliate thereof; (B) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or (C) a felony conviction or a conviction for any crime involving the Executive’s personal dishonesty or moral turpitude.

(iii)             For purposes of this Agreement, “Good Reason” shall mean any of the following events, which continues for more than thirty (30) days after the Executive’s written notice to the Company thereof: (A) the Executive’s principal office location is moved to, and continues to be, a location more than fifty (50) miles from its current location as of the Effective Date (it being understood that travel shall not be considered a move or relocation); (B) Executive’s position, powers, duties and responsibilities under Section 2 above are and continue to be materially reduced without her written agreement, or (C) her compensation and benefits payable are and continue to be eliminated or materially reduced without her written agreement. Unless the Executive gives the Company a written notice setting forth the basis of the occurrence of the Good Reason event in reasonable detail within ninety (90) days of the Executive’s knowledge of the event which, after any applicable notice and the lapse of the 30-day cure period set forth above, would constitute Good Reason, such event will cease to be an event constituting Good Reason.

(e)      Termination Without Cause; Termination for Good Reason. The Company may terminate the Executive’s employment hereunder at any time without Cause, and the Executive may terminate her employment hereunder at any time for Good Reason. In such event, the Company shall pay to the Executive a lump sum payment equal to the Termination Amount. The lump sum payment shall be made on the sixtieth (60th) day following the Termination Date, provided that prior to the payment date the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date. If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(e) or 4(g).

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(f)       Change of Control.

(i)                 If a Change of Control occurs during the Employment Period Executive’s employment shall be terminated, and the Company shall pay to the Executive a lump sum amount equal to the Termination Amount; provided that the Termination Amount shall be calculated using the rates in effect on the Change of Control Date. The lump sum payment shall be made within thirty (30) days following the Change of Control Date without any action by the Executive. For purposes of determining the Company’s obligations under this Section 4(f), the date on which a Change of Control is effective shall be referred to as the “Change of Control Date.”

(ii)               For purposes of this Agreement, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (Section 409A). The obligations of the Company pursuant to this Section 4(f) shall survive any termination of this Agreement or the Executive’s employment or any resignation of such employment by the Executive pursuant to this Section 4(f).

(g)      Benefit Continuation. If the Executive’s employment is terminated pursuant to Sections 4(c), 4(e) or 4(f), the Company shall provide the Executive and her eligible dependents with continued participation in medical, dental and health benefit plans available to the Company’s executive officers on similar terms and conditions as active executives, from the Termination Date until the date that is eighteen (18) months following the Termination Date; provided, however, that the continuation of such benefits shall be subject to the respective terms of the applicable plan, in effect from time to time, and the timely payment by the Executive of her applicable share of the applicable premiums in effect from time to time and, except with respect to a termination of employment pursuant to Section 4(f), that the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety. The benefit continuation provided pursuant to this Section 4(g) shall satisfy the Company’s obligation to provide continuation coverage under COBRA. To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A, the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred. This is in addition to, and not in lieu of, any retirement health benefit program to which the Executive may otherwise be entitled.

5.	Amendments. No amendment to this Agreement or any Exhibit hereto shall be effective unless it shall be in writing and signed by each party hereto.

6.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by facsimile at a facsimile number provided in writing by the receiving party or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, FL 33414

Attention: Chief Financial Officer

If to the Executive, to her at:

The address (or to the facsimile number) shown

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in the books and records of the Company.

7.	Entire Agreement. This Agreement and the 2018 Proprietary Rights Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, without limitation, the Prior Employment Agreement.

8.	Headings. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning of this Agreement.

9.	Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and shall in all respects be interpreted, enforced, and governed under the laws of said State, without regard for, or consideration of, any conflicts of law principles.

11.	Withholding. All payment made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

12.	Section 409A.

(a)      If any amounts that become due under Section 4 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined in Section 12(c), below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)      Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “Specified Employee” (as defined in Section 12(c), below) she shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death or (ii) the Executive’s date of death. The provisions of this Section 12(b) shall only apply if required to comply with Section 409A.

(c)      For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)      It is intended that the terms and conditions of this Agreement comply with Section 409A. If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 12(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)      Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan

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or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

13.	Enforceability; Waiver. The invalidity and unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

14.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company. The Executive may not assign or delegate her duties under this Agreement without the Company’s prior written approval.

15.	Survival. The obligations of the Executive pursuant to the 2018 Proprietary Rights Agreement (where applicable) and the entitlements of the Executive and obligations of the Company pursuant to Section 4 of this Agreement, shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

/s/Heather Floyd
Heather Floyd

KLX ENERGY SERVICES HOLDINGS, INC.

/s/ Thomas McCaffrey
Name: Thomas McCaffrey
Title: SVP & CFO

[Signature Page to Floyd Employment Agreement]

EXHIBIT A

KLX ENERGY SERVICES HOLDINGS, INC. 2018 PROPRIETARY RIGHTS AGREEMENT

This Proprietary Rights Agreement (“Agreement”) is intended to set forth in writing my responsibility to KLX Energy Services Holdings, Inc. and/or any of its subsidiaries or affiliated businesses (collectively the “Company”) during my employment, consultancy, and/or tenure as an independent contractor with the Company and thereafter. I recognize that the Company is engaged in a continuous program of research, development and production respecting its business, present and future. As part of my employment, consultancy, and/or tenure as an independent contractor with the Company, I have certain obligations relating to business, confidential and/or proprietary information of the Company, as well as to inventions which I may develop during my employment, consultancy, and/or tenure as an independent contractor with the Company.

I acknowledge and agree that:

1.	Agreement and Effective Date

This Agreement shall be effective on, the first day of my employment, consultancy, and/or tenure as an independent contractor with the Company and shall continue in effect throughout my employment, consultancy, and/or tenure as an independent contractor (the “Agreement Period”). As an inducement to, and in consideration of, my acceptance and/or continuation of employment, consultancy, and/or tenure as an independent contractor with the Company, and the Company’s compensating me for services and extending to me certain other benefits of a compensatory nature, but without any obligation on the Company’s part to continue such employment, compensation or benefits for any specified period whatsoever, I agree to protect, safeguard and maintain the integrity and confidentiality of the Company’s valuable assets and legitimate business interests in accordance with the terms and conditions set forth in this Agreement.

2.	Confidentiality

2.1	Permitted Use. I will maintain in confidence and will not disclose or use, either during or after the Agreement Period, any “Proprietary Information”, whether or not in written form, except to the extent required to perform my duties on behalf of the Company.

2.2	Definition of Proprietary Information. As used in this Agreement, Proprietary Information means all of the following materials and information that I use, receive, have access to, conceive or develop or have used, received, conceived or developed, in whole or in part, in connection with my employment, consultancy and/or tenure as an independent contractor with the Company:

(i)	Written materials of the Company;

The names and information relating to customers and prospective customers of the Company and/or persons, firms, corporations or other entities with whom the Company has provided goods or services at any time, including contact persons, addresses and phone numbers, their characteristics and preferences and types of services provided to or received from those customers and prospective customers;

(ii)	The terms of various agreements between the Company and any third parties, including without limitation, the terms of customer agreements, vendor or supplier agreements, lease agreements, advertising agreements, fee arrangements, terms of dealing and the like;

(iii)	Any data or database, trading algorithms or processes, or other information compiled by the Company, including, but not limited to, customer lists, customer information, information concerning the Company, or any business in which the Company is engaged or contemplates becoming engaged, any company with which the Company engages in business, any customer, prospective customer or other person, firm or corporation to whom or which the Company has provided goods or services or to whom or which any employee of the Company has provided goods or services on behalf of the Company, or any compilation, analysis, evaluation or report concerning or deriving from any data or database, or any other information;

(iv)	All policies, procedures, strategies and techniques regarding the services performed or products supplied by the Company or regarding the training, marketing and sales of the Company, either oral or written. The Company’s internal corporate policies and practices related to its services, price lists, fee arrangements and terms of dealings with customers or potential customers or vendors. Information relating to formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans;

(v)	Any other information, data, know-how or knowledge of a confidential or proprietary nature observed, used, received, conceived or developed by me in connection with my employment, consultancy, and/or tenure as an independent contractor by the Company, including but not limited to the Company’s methodologies, price strategies, price lists, costs and quantities sold, financial and sales information, including, but not limited to, the Company’s financial condition, business interests, initiatives, objectives, plans or strategies; internal information regarding personnel identity, skills, compensation, organizational charts, budgets or costs of individual departments, and the compensation paid to those working for or who provide services to the Company; and performance of investments, acquired companies, companies targeted for acquisition, funds or portfolio companies, including any “track record” or other financial performance information or results;

(vi)	All other non-public information regarding the amount and nature of the capital and assets owned or controlled by, or net worth of, the Company and/or any of the Company’s shareholders, members, partners, employees or investors; the investments made, directly or indirectly, by the Company (including, but not limited to, any partnerships, corporations or other entities in which the Company may invest and the assets which any of those entities acquires); the expected or actual rates of return or holding periods of any investment by the Company; the respective interest in any investment of any of its shareholders, members, partners or investors or the manner in which those interests are held; the identities of the other persons or entities who participate in any investment made by the Company; and financial statements, projections, budgets and market information;

(vii)	All discoveries, software (including, without limitation, both source code and object code), models, drawings, photographs, specifications, trademarks, formulas, patterns, devices, compilations and all other proprietary know-how and technology, whether or not patentable or copyrightable, and all copies and tangible embodiments of any of the foregoing, and that have been or will be created for the Company by me, whether alone or with others;

(viii)	The Company’s inventions, products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing, and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to my employment, consultancy, and/or tenure as an independent contractor and any other information which is identified as confidential by the Company; and

(ix)	“Trade Secrets”, which shall include, but not be limited to, information regarding formulas, processes or methods that: (a) derive independent economic value, actual or potential, from not being generally known to or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of reasonable efforts by the Company to maintain its secrecy. “Trade Secrets” shall also include all other information or data that qualifies as a trade secret under applicable law.

3.	Inventions

3.1	Definition of Inventions. As used in this Agreement the term “Invention” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable or copyrightable, and all related know-how. Inventions include, but are not limited to, all designs, discoveries, formulas, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements and ideas.

3.2	Disclosure and Assignment of Inventions.

(i)	I will promptly disclose and describe to the Company all Inventions which I may solely or jointly conceive, develop, or reduce to practice during the Agreement Period (i) which relate, at the time of conception, development or reduction to practice of the Invention, to the Company’s business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or Trade Secrets, or (iii) which resulted from any work I performed for the Company (the “Company Inventions”). I assign all my right, title and interest worldwide in the Company Inventions and in all intellectual property rights based upon the Company Inventions. However, I do not assign or agree to assign any Inventions relating in any way to the Company business or demonstrably anticipated research and development which were made by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company, which Inventions, if any, are identified on Appendix “A” to this Agreement. Appendix “A” contains no confidential information. I have no rights in any Inventions other than the inventions specified in Appendix “A”. If no such list is attached, I have no such Inventions or I grant an irrevocable, nonexclusive, royalty-free, worldwide license to the Company to make, use and sell Inventions developed by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company.

(ii)	I recognize that Inventions relating to my activities while working for the Company and conceived or made by me, along or with others, within one (1) year after termination of the Agreement Period may have been conceived in significant part while I was retained by the Company. Accordingly, I agree that such Inventions shall be presumed to have been conceived during my employment, consultancy, and/or tenure as an independent contractor with the Company and assign such Inventions to the Company as a Company Invention unless and until I have established the contrary. I agree to disclose promptly in writing to the Company all Inventions made or conceived by me for one (1) year after the Agreement Period, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. Any such information will be received in confidence by the Company.

3.3	Nonassignable Inventions. This Agreement does not apply to an invention which qualifies fully as a nonassignable invention under the laws of the State of Florida.

4.	Trade Secrets

4.1       Use and Return of Proprietary Information and Trade Secrets:

(i)	I agree that under no circumstance and at no time shall any of the Proprietary Information and Trade Secrets be taken from the Company’s premises unless critical to the performance of my duties as an employee, consultant or independent contractor, as applicable, during the

Agreement Period and that under no circumstances and at no time shall any of the Proprietary Information and Trade Secrets be duplicated, in whole or in part, without the express written permission of the Company, which permission may be granted or denied in the Company’s sole and absolute discretion;

(ii)	I agree that, upon termination of my employment (if applicable) and/or tenure as an independent contractor with the Company for any reason (regardless of whether or not the Company retains me as a consultant) or at any other time upon the Company’s request, I shall return to Company, without retaining any copies, all Proprietary Information and Trade Secrets, as well as all other Company’s documents and other materials, which are in my possession regardless of the form in which any such materials are kept;

(iii)	I covenant and agree that all right, title and interest in any Proprietary Information and Trade Secrets shall be and shall remain the exclusive property of the Company and shall be and hereby are vested and assigned by me to the Company. I agree to promptly disclose to the Company all Proprietary information and Trade Secrets developed in whole or in part by me within the scope of this Agreement. In relation to my employment, consultancy, and/or tenure as an independent contractor or the performance of this Agreement, I have created or may create certain work product for the Company that may be copyrighted or copyrightable under the laws of the United States. To the extent that any such work product is created, I will be considered to have created a Work Made for Hire as defined in 17 U.S.C. § 101, and the Company shall have the sole right to the copyright. In the event that any such work product created by me does not qualify as a Work Made for Hire, I hereby assign the copyright and all rights, throughout the world, in and to the work product to the Company, as provided for in paragraph (v) below. I agree to turn over to the Company all physical manifestations of the Proprietary Information and Trade Secrets in my possession or under my control at the request of the Company;

(iv)	I acknowledge that all documents, in hard copy or electronic form, received, created or used by me in connection with my employment, consultancy, and/or tenure as an independent contractor with the Company are and will remain the property of the Company. I agree to return all such documents (including all copies) promptly upon the termination of my employment, consultancy, and/or tenure as an independent contractor, certify that no other documents remain, and agree that, during or after my employment, consultancy, and/or tenure as an independent contractor, I will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests;

(v)	I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the work product (including Proprietary Information and/or Trade Secrets) and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such work product and any rights relating thereto, and testifying in a suit or other proceeding relating to such work product and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. In connection with my execution of this Agreement, I hereby irrevocably grant to the Company an irrevocable power of attorney designating and appointing the Company’s duly authorized officer as my agent and attorney in fact, should I become unable because of my mental or physical incapacity or for any other reason, to sign any documents with respect to any work product including, without limitation, permitting the Company to apply for or pursue any application for any United States or foreign patents or copyright registrations covering such work product. In connection with such power of attorney, I permit the agent to act for and on my behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such work product with the same legal force and effect as if executed or done by me.

4.2	Defense of Trade Secrets Act. Notwithstanding anything to the contrary, I understand and acknowledge that the Company has informed me that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary, I understand and acknowledge that the Company has informed me that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

5.	Competitive Employment

5.1	Prohibited Competitive Activities. During the Agreement Period, including any extensions thereof (as applicable), I agree that I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association or other entity that is engaged in any manner in the business of the Company.

5.2	Other Prohibited Activities. I further agree that during the same period I will not directly or indirectly own, manage, work for, provide services to, obtain financial interest in, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, director, agent, independent contractor or otherwise with any business entity that is not engaged in the business of the Company in any market in which the Company conducts business or provides services where such other business entity could utilize or gain a business or economic advantage through the use of Proprietary Information, Trade Secrets, my training by the Company, my relationship with the Company’s customers, suppliers, vendors, clients or investors or prospective customers, suppliers, vendors, clients or investors or the Company’s goodwill.

5.3	Permitted Investment Activity. I may make passive investments in publicly traded entities not to exceed 3% of the outstanding voting securities of such public entity, provided, however, that such investment do not prevent me from abiding by this Agreement, including this Paragraph 5.

6.	Non-solicitation

During the Agreement Period and for a period of two (2) years thereafter, I will not solicit or encourage, or cause others to solicit or encourage, any employees, suppliers, vendors, or consultants of/to the Company to terminate their employment or other relationship, as applicable, with the Company.

7.	Acts to Secure Proprietary Rights

I agree to perform, during and after the Agreement Period, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

8.	No Conflicting Obligations

My performance of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment, consultancy, and/or tenure as an independent contractor with the Company. I will not disclose, induce, or permit the Company to, either directly or indirectly, use, any confidential or proprietary information or material belonging to any previous employer or other person or entity. I am not a party to any other agreement that will interfere with my full compliance with this Agreement. I will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

9.	Whistleblowing

Nothing in this Agreement or any other agreement between you and the Company shall be interpreted to limit or interfere with your right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law.  You may report such suspected violations of law, even if such action would require you to share the Company’s Proprietary Information or Trade Secrets with the government agency, provided that any such Proprietary Information is protected to the maximum extent permissible and any such information constituting Trade Secrets is filed only under seal in connection with any court proceeding.  Lastly, nothing in this Agreement or any other agreement between you and the Company will be interpreted to prohibit you from collecting any financial incentives in connection with making such reports nor to require you to notify or obtain approval by the Company prior to making such reports to a government agency.

10.	Survival

Notwithstanding the termination of the Agreement Period, this Agreement shall survive such termination and continue in accordance with its terms and conditions. Unless provided otherwise in a written contract with the Company, this Agreement does not in any way restrict my right or the right of the Company to terminate my employment, consultancy, and/or tenure as an independent contractor at any time, for any reason or for no reason.

11.	Specific Performance

A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

12.	Waiver

The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

13.	Severability

If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision and the remainder of this Agreement will remain in full force.

14.	Governing Law

This Agreement will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

15.	Entire Agreement

Except for ay employment agreement between the Company and me, if applicable this Agreement and the Exhibits to this Agreement constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, except for prior proprietary rights agreements which shall for the period prior to the effective date of this agreement be deemed to be in addition to, and not in lieu of, this Agreement for such prior period. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

16.	Assignment

This Agreement may be assigned by the Company. I may not assign or delegate my duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon my hairs, successors and permitted assignees.

Date:	10/10/2018
EMPLOYEE

/s/ Heather Floyd
(Name)

Heather Floyd
(Printed Name)

Signature Page to the Proprietary Rights Agreement

KLX ENERGY SERVICES HOLDINGS, INC.

By:	/s/ Thomas McCaffrey
Title: SVP & CFO

Signature Page to the Proprietary Rights Agreement

Appendix A to the 2018 Proprietary Rights Agreement

A-1